Exhibit 99.1
NYMAGIC, INC. Reports 2010 Second Quarter Results
NEW YORK, Aug. 5 /PRNewswire-FirstCall/ — NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the second quarter ended June 30, 2010. The Company reported net income of $6.9 million, or $.78 per diluted share for the three months ended June 30, 2010, compared with net income of $14.2 million, or $1.65 per diluted share, for the second quarter of 2009. Net income for the six months ended June 30, 2010 totaled $13.7 million, or $1.56 per diluted share, compared with $17.7 million, or $2.05 per diluted share, for the six months ended June 30, 2009.
Book value per share, calculated on a fully diluted basis, increased to $26.19 at June 30, 2010 from $24.84 at December 31, 2009.
Net income for the second quarter and six months ended June 30, 2010 included tax benefits of $3.1 million, or $.35 per diluted share, and $6.3 million, or $.72 per diluted share, respectively, as a result of the partial reversal of the deferred tax valuation allowance previously provided for capital losses. Net income for the second quarter and six months ended June 30, 2009 included tax benefits of $3.3 million or $.38 per diluted share also as a result of the partial reversal of the deferred tax valuation allowance.
INSURANCE OPERATIONS
Gross premiums written totaled $56.2 million and net premiums written totaled $44.9 million for the second quarter of 2010, compared with gross premiums written of $50.3 million and net premiums written of $35.3 million during the second quarter of 2009. This represented increases of 12% and 27%, respectively.
Gross premiums written totaled $126.7 million and net premiums written totaled $105.1 million for the six months ended June 30, 2010, compared with gross premiums written of $117.9 million and net premiums written of $88.3 million during the first six months of 2009. This represented increases of 7% and 19% respectively.
The increases in gross and net premiums written were largely attributable to the growth in writings from MMO Agencies and the appointment of a new program manager writing commercial auto liability.
Net premiums earned increased by 17% to $45.6 million for the second quarter of 2010, and by 13% to $89.3 million for the six months ended June 30, 2010 when compared with the same period of the prior year.
The Company’s combined ratio was 111.7% for the three months ended June 30, 2010 as compared with 93.0% for the same period of 2009. The Company’s combined ratio was 107.5% for the six months ended June 30, 2010 as compared with 96.4% for the same period of 2009.
The Company’s loss ratio increased to 63.5% from 44.4% for the three months ended June 30, 2010 and increased to 58.8% from 48.0% for the six months ended June 30, 2010 when compared with the same periods of the prior year. Contributing to the higher loss ratios in 2010 were increased severity losses in the ocean marine and inland marine/fire lines of business, larger than expected loss ratios in professional liability as well as lower amounts of favorable loss reserve development. The Company recorded pretax losses of $1.1 million in the second quarter of 2010 as previously announced from the Deepwater Horizon oil rig explosion in the Gulf of Mexico.
Favorable loss reserve development amounted to $1.0 million and $3.7 million for the second quarter and six months ended June 30, 2010. Favorable loss reserve development in 2010 occurred primarily in the ocean marine business segment as a result of favorable loss reporting trends.
Favorable loss reserve development amounted to $6.2 million and $9.3 million for the second quarter and six months ended June 30, 2009. Favorable loss development in 2009 occurred in each business segment primarily as a result of favorable loss reporting trends including $1.8 million in the aviation line of business in the second quarter of 2009.

INVESTMENTS
Net investment income amounted to $7.4 million for the second quarter of 2010 as compared with $13.2 million for the same period of 2009.
Net investment income for the second quarter ended June 30, 2010 and 2009 includes $3.2 million and $8.0 million, respectively, of income from limited partnerships. Net investment income for the quarter ended June 30, 2010 includes $3.4 million from trading securities as compared to $0.7 million for the quarter ended June 30, 2009. Trading activities in 2010 resulted primarily from the sales of US Treasury securities as compared to trading activities in 2009 which resulted primarily from increases in the market value of tax-exempt securities.
Net investment income amounted to $14.4 million for the six months ended June 30, 2010 compared with net investment income of $19.7 million for the same period of 2009.
Net investment income for the six months ended June 30, 2010 reflects lower investment returns derived from all categories of investments.
Net realized investment gains after impairment were $5.4 million for the second quarter of 2010, as compared with $1.7 million for the same period of 2009. Net realized investment gains for the six months ended June 30, 2010 were $6.9 million compared with $1.3 million for the same period in 2009.
The net realized investment gains for the six months ended June 30, 2010 and 2009 resulted primarily from the sale of US Treasury securities.
At June 30, 2010 the Company’s total cash and investments amounted to $665.0 million. The investment portfolio at June 30, 2010 consisted of cash and short-term investments of $408.2 million, or 61.4%; fixed maturities and other debt investments of $76.4 million, or 11.5%; and limited partnership hedge funds and equity securities of $180.4 million, or 27.1%.
MANAGEMENT COMMENT
George Trumbull, President and Chief Executive Officer, in commenting on the quarter said, “Our results were adversely impacted by the oil rig explosion in the Gulf of Mexico, large severity losses in the property class, as well as higher than anticipated losses in the professional liability area. We remain focused on increasing premium volume where we believe underwriting profits can be achieved, and declining underpriced business. Our investment results have been excellent through June 30 largely due to sales of US Treasury securities and favorable returns from limited partnerships. We are making progress on our expense ratio, which also included additional merger and arbitration expenses during the second quarter, but it continues to be unacceptable. We believe that by increasing premium volume in the coming quarters and by aggressively pursuing opportunities to reduce our operating expenses, we will be able to reduce this ratio to an appropriate level.”
NYMAGIC, INC. will hold a conference call on its second quarter 2010 financial results live on Friday, August 6, 2010 at 9:00 A.M. The call will last for up to one hour.
Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-340-2732 entering ID# 92092770 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 92092770.
NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York and Chicago.

This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2010 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the failure of the Company to close its pending Agreement and Plan of Merger with ProSight Specialty Insurance Holdings, Inc., the cyclical nature of the insurance and reinsurance industry, premium rates, investment results and risk assessments, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding losses related to the attacks of September 11, 2001, as well as those associated with catastrophic hurricanes, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These and other risks could cause actual results for the 2010 year and beyond to differ materially from those expressed in any forward-looking statements made. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including those specified under the caption “I. A. Risk Factors” and in other documents filed by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Comparative Table Attached)
NYMAGIC, INC.
TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Net premiums earned	$45,575	$39,041	$89,281	$79,171
Net investment income	7,381	13,191	14,426	19,743
Net realized investment gains after impairment	5,384	1,713	6,908	1,296
Commission and other income	82	122	85	127

Total revenues	58,422	54,067	110,700	100,337

Expenses:
Net losses & loss adjustment exp.	28,945	17,329	52,483	38,012
Policy acquisition expenses	10,394	8,530	20,626	17,826
General & administrative expenses	11,585	10,434	22,856	20,478
Interest expense	1,687	1,684	3,371	3,364

Total expenses	52,611	37,977	99,336	79,680

Income before income taxes	5,811	16,090	11,364	20,657

Total income tax (benefit) expense	(1,073)	1,886	(2,367)	2,975

Net income	$6,884	$14,204	$13,731	$17,682
Earnings per share:
Basic	$.81	$1.69	$1.62	$2.10

Diluted	$.78	$1.65	$1.56	$2.05

Weighted average shares outstanding:
Basic	8,499	8,424	8,486	8,418
Diluted	8,824	8,625	8,786	8,608

	June 30,	December 31,
Balance sheet data:	2010	2009
Shareholders’ equity	$230,828	$216,010
Book value per share (1)	$26.19	$24.84

(1)	Calculated on a fully diluted basis.
Supplementary information:
NYMAGIC Gross Premiums Written

	Three months			Six months
	ended June 30,			ended June 30,
By Segment	2010	2009	Change	2010	2009	Change
	(Dollars in thousands)

Ocean marine	$20,826	$24,516	-15%	$38,481	$44,600	-14%

Inland marine/fire	5,515	5,095	8%	11,100	11,291	-2%

Other liability	29,652	20,739	43%	76,768	62,039	24%

Subtotal	55,993	50,350	11%	126,349	117,930	7%

Aircraft	247	-74	NM	362	9	NM

Total	$56,240	$50,276	12%	$126,711	$117,939	7%

NYMAGIC Net Premiums Written

	Three months			Six months
	ended June 30,			ended June 30,
By Segment	2010	2009	Change	2010	2009	Change
	(Dollars in thousands)

Ocean marine	$13,949	$15,719	-11%	$27,215	$29,937	-9%

Inland marine/fire	3,367	1,869	80%	6,146	3,776	63%

Other liability	27,363	17,823	54%	71,335	54,739	30%

Subtotal	44,679	35,411	26%	104,696	88,452	18%

Aircraft	248	-123	NM	364	-149	NM

Total	$44,927	$35,288	27%	$105,060	$88,303	19%

NYMAGIC Net Premiums Earned

	Three months			Six months
	ended June 30,			ended June 30,
By Segment	2010	2009	Change	2010	2009	Change
	(Dollars in thousands)

Ocean marine	$12,567	$14,137	-11%	$24,952	$27,425	-9%

Inland marine/fire	2,298	1,567	47%	4,313	2,749	57%

Other liability	30,620	23,460	31%	59,897	49,146	22%

Subtotal	45,485	39,164	16%	89,162	79,320	12%

Aircraft	90	-123	NM	119	-149	NM

Total	$45,575	$39,041	17%	$89,281	$79,171	13%

Net investment income results:

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in millions)

Fixed maturities, held to maturity	$0.3	$0.5	$0.6	$1.1
Fixed maturities, available for sale	0.8	2.7	3.4	4.7
Fixed maturities, trading securities	3.4	0.7	3.4	3.7
Short-term investments	—	0.1	—	0.3
Equity in earnings of limited partnerships	3.2	8.0	7.9	9.2
Commercial loans	0.2	1.8	0.2	1.9

Total investment income	7.9	13.8	15.5	20.9

Investment expenses	(0.5)	(0.6)	(1.1)	(1.2)

Net investment income	$7.4	$13.2	$14.4	$19.7
CONTACT:
NYMAGIC, INC.
A. George Trumbull, 212-551-0610
or
Tiberend Strategic Advisors, Inc.
Gregory Tiberend, 212-827-0020
CONTACT: NYMAGIC, INC., A. George Trumbull, +1-212-551-0610; or, Tiberend Strategic Advisors, Inc., Gregory Tiberend, +1-212-827-0020